Exhibit 99.2

OLYMPIC STEEL, INC.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The following unaudited pro forma combined financial information (“Pro Forma Information”) is based on the historical consolidated financial information of Olympic Steel, Inc. (“we” or “Olympic”), which is included in Olympic’s Annual Report on Form 10-K for the year ended December 31, 2022, and the financial information of Metal-Fab, Inc. (“Metal-Fab”), which is included in Exhibit 99.1 to Olympic’s Current Report on Form 8-K/A (the “Form 8-K/A”), and has been prepared to reflect the acquisition of all of the outstanding capital stock of Metal-Fab by Olympic (the “Acquisition”).

The unaudited pro forma combined balance sheet combines the historical balance sheets of Olympic and Metal-Fab as of December 31, 2022, giving effect to the Acquisition as if it had been consummated on December 31, 2022. The unaudited pro forma combined statement of Net Income (Loss) combines the historical income statements for Olympic and Metal-Fab, giving effect to the acquisition as if it had been consummated on January 1, 2022. The historical financial information of Olympic and Metal-Fab for the year ended December 31, 2022, is derived from the audited financial statements of Olympic and Metal-Fab, respectively, but does not include all disclosures required by accounting principles generally accepted in the United States of America.

The unaudited pro forma combined financial information was prepared using the acquisition method of accounting. Accordingly, the historical consolidated financial information has been adjusted to give effect to the impact of the consideration issued by Olympic to Metal-Fab’s stockholders in connection with the Acquisition and the effect of debt financing necessary to complete the transaction. The pro forma adjustments are based on the preliminary information available at the time of the preparation of the Form 8-K/A. For purposes of this pro forma financial information, Olympic has made a preliminary allocation of the estimated purchase price to the assets acquired and liabilities assumed based on various estimates of their fair value. These pro forma purchase price allocation adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma combined financial information and are subject to revision based on a final determination of fair value. Final determinations of fair value may differ materially from those presented herein. The unaudited pro forma combined statement of Net Income (Loss) also includes certain purchase accounting adjustments, including items expected to have a continuing impact on combined results, such as increased depreciation and amortization expense on acquired assets.

The unaudited pro forma combined financial information does not reflect the cost of any integration activities or benefits that may result from synergies that may be derived from integration activities. Therefore, the actual amounts reflected in our statement of unaudited combined operations may differ materially from the information presented in the accompanying pro forma financial statements.

The unaudited pro forma combined financial information also reflects the impact of Olympic’s January 3, 2023 amendment to its Third Amended and Restated Loan and Security Agreement, which increased the availability under its revolving credit facility from $475.0 million to $625.0 million.

Certain amounts in the historical Metal-Fab financial statements have been reclassified to conform to Olympic’s financial statement presentation. Management believes that there could be additional reclassifications. Based on Olympic’s review of Metal-Fab’s summary of significant accounting policies disclosed in Metal-Fab’s financial statements, the nature and amount of any adjustments to the financial statements of Metal-Fab to conform their accounting policies to those of Olympic are not expected to be significant. Further review of Metal-Fab’s accounting policies and financial statements may result in required revisions to Metal-Fab’s policies to conform to those of Olympic.

The unaudited pro forma combined financial information is presented for informational purposes only. The unaudited pro forma combined financial information is not necessarily indicative of what the combined companies’ financial position or results of operations actually would have been had the Acquisition been completed at the dates indicated. In addition, the unaudited pro forma combined information does not purport to project the future financial position or operating results of the combined company.

Olympic Steel, Inc.

Unaudited Pro Forma Combined Balance Sheet

As of December 31, 2022

(in thousands)

	Historical	Historical	Pro Forma		Pro Forma
	OSI	Metal Fab	Adjustments		Combined
Assets

Cash and cash equivalents	$12,189	$200	$1,529	(a)	$13,918
Accounts receivable, net	219,789	10,597	-		230,386
Inventories, net (includes LIFO reserve of $20,301 for OSI and $2,569 for Metal-Fab as of December 31, 2022 in historical columns)	416,931	12,589	2,079	(b)	434,168
			2,569	(c)
Prepaid expenses and other	9,197	740	-		9,937
Total current assets	658,106	24,126	6,177		688,409

Property and equipment, at cost	429,810	34,286	(13,879)	(d)	450,217
Accumulated depreciation	(281,478)	(29,096)	29,096	(d)	(281,478)
Net property and equipment	148,332	5,190	15,217		168,739

Goodwill	10,496	-	31,690	(e)	42,186
Intangible assets, net	32,035	-	56,240	(f)	88,275
Other long-term assets	14,434	200	93	(g)	15,195
			468	(h)
Right of use asset, net	28,224	6,669	(31)	(i)	34,862
Total assets	$891,627	$36,185	$109,854		$1,037,666

Liabilities
Accounts payable	$101,446	$2,144	$1,529	(a)	$105,119
Accrued payroll	40,334	2,786	-		43,120
Other accrued liabilities	16,824	6,093	(4,820)	(j)	18,097
Current portion of lease liabilities	6,098	440	1	(i)	6,539
Total current liabilities	164,702	11,463	(3,290)		172,875

Credit facility revolver	165,658	-	133,847	(k)	299,505
Other long-term liabilities	12,619	-	-		12,619
Deferred income taxes	10,025	-	-		10,025
Lease liabilities	22,655	6,229	(32)	(i)	28,852
Total liabilities	375,659	17,692	130,525		523,876

Shareholders' Equity
Preferred stock	-	-	-		-
Common stock	134,724	20	(20)	(l)	134,724
Treasury stock	-	-	-		-
Accumulated other comprehensive loss	1,311	-	-		1,311
Additional paid-in capital	-	181	(181)	(l)	-
Retained earnings	379,933	18,292	(18,292)	(l)	377,755
			(2,178)	(m)
Total shareholders' equity	515,968	18,493	(20,671)		513,790

Total liabilities and shareholders' equity	$891,627	$36,185	$109,854		$1,037,666

The accompanying notes are an integral part of the Pro Forma Information.

Olympic Steel, Inc.

Unaudited Pro Forma Combined Statement of Net Income (Loss)

For the Year Ended December 31, 2022

(in thousands, except per share data)

	Historical	Historical	Pro Forma		Pro Forma
	OSI	Metal-Fab	Adjustments		Combined

Net sales	$2,559,990	$95,528	$736	(aa)	$2,656,254

Costs and expenses
Cost of materials sold (excludes items shown separately below)	2,073,930	58,086	(2,103)	(aa)	2,132,100
			2,079	(bb)
			108	(cc)
Warehouse and processing	104,668	-	2,301	(aa)	106,969
Administrative and general	114,004	7,671	(188)	(aa)	123,445
			(870)	(dd)
			2,178	(ee)
			650	(ff)
Distribution	60,529	7,293	1	(aa)	67,823
Selling	40,174	5,940	-		46,114
Occupancy	13,200	-	425	(aa)	13,625
Depreciation	17,285	-	273	(aa)	18,521
			963	(gg)
Amortization	2,453	-	27	(aa)	4,583
			2,103	(hh)
Total costs and expenses	2,426,243	78,990	7,947		2,513,180
Operating income (loss)	133,747	16,538	(7,211)		143,074
Other loss, net	45	-	-		45
Income (loss) before financing costs and income taxes	133,702	16,538	(7,211)		143,029
Interest and other expense on debt	10,080	-	4,176	(ii)	14,393
			137	(jj)
Income (loss) before income taxes	123,622	16,538	(11,524)		128,636
Income tax provision	32,691	-	1,326	(kk)	34,017
Net income (loss)	$90,931	$16,538	$(12,850)		$94,619

Earnings per share:
Net income (loss) per share - basic	$7.87	$1.43	$(1.11)	(ll)	$8.19
Weighted average shares outstanding - basic	11,551	11,551	11,551		11,551
Net income (loss) per share - diluted	$7.87	$1.43	$(1.11)	(ll)	$8.19
Weighted average shares outstanding - diluted	11,559	11,559	11,559		11,559

The accompanying notes are an integral part of the Pro Forma Information.

Notes to Unaudited Pro Forma Combined Financial Information

1.	Basis of Presentation:

On January 3, 2023, Olympic purchased all of the outstanding shares of capital stock of Metal-Fab for a cash purchase price of $131.2 million. Metal-Fab, headquartered in Wichita, Kansas, is a manufacturer of venting, micro air and clean air products for residential, commercial and industrial applications.

The accompanying unaudited pro forma combined financial information presents the pro forma combined financial position and results of operations of the combined company based upon the historical financial statements of Olympic and Metal-Fab, after giving effect to the Acquisition adjustments described in these notes, and is intended to reflect the impact of the Acquisition on Olympic. Certain amounts in Metal-Fab’s historical financial statements have been reclassified to conform to Olympic’s presentation.

The allocation of the purchase price to the assets acquired and liabilities assumed in the pro forma financial information is based on management’s preliminary valuation estimates and are subject to revisions, which may be material.

2.	Purchase Price:

The total purchase price of the Acquisition was $131.2 million. There was no working capital adjustment required. The determination of the excess of purchase price over the historical Metal-Fab book values of the assets acquired and liabilities assumed as of December 31, 2022 is as follows (in millions):

Total estimated purchase price	$131.2
Less: book value of Metal-Fab assets acquired and liabilities assumed	$23.3
Excess of purchase price over book value of net assets acquired	$107.9

Liabilities assumed does not include $4.8 million of other accrued liabilities related to payments made in connection with the Acquisition by Metal-Fab, including transaction bonuses and change in control payments triggered as a result of the Acquisition.

For purposes of the Pro Forma Information presented as of December 31, 2022, the cash purchase price was funded by $131.2 million of debt borrowed under the revolving credit facility (the “ABL Credit Facility”) provided by our Third Amended and Restated Loan and Security Agreement.

In connection with the Acquisition, the Company entered into a Sixth Amendment to Third Amended and Restated Loan and Security Agreement, which increased the availability under our existing ABL Credit Facility from $475 million to $625 million. In addition, the amendment allows the Company to include the eligible assets of Metal-Fab in its borrowing base.

3.	Proforma Adjustments:

The Pro Forma Information includes the following pro forma adjustments to reflect (1) the effects of additional financing necessary to complete the Acquisition and (2) the allocation of the purchase price, including adjusting assets and liabilities to fair value, with related changes in revenues, costs and expenses.

Combined Balance Sheet Pro Forma Adjustments:

(a)	Metal-Fab Historical Presentation – Certain reclassifications have been made to Metal-Fab’s historical presentation in order to conform to Olympic’s historical presentation.

(b)

Inventories – Represents the pro forma adjustment to reflect Metal-Fab’s finished goods, work in process inventory and raw materials at fair market value which requires the use of estimated selling prices less the sum of (i) costs of disposal and (ii) a reasonable profit allowance for the selling effort. The work in process inventory also includes an estimate of costs to complete the manufacturing process and a reasonable profit allowance for that process. The fair value of raw materials was determined based on third-party appraisal valuations using market prices.

(c)	Inventories – Represents the elimination of Metal-Fab’s historical LIFO inventory reserve. The acquired inventory will be valued at fair market value.

(d)	Property and equipment, net – Represents the pro forma adjustment to reflect Metal-Fab’s property and equipment at fair value based on preliminary appraisal valuations.

(e)

Goodwill – Under the acquisition method of accounting, the total estimated purchase price, as shown in the table above, is allocated to Metal-Fab’s net tangible and intangible assets acquired and liabilities assumed based on their estimated fair value as of January 3, 2023. The fair value of these assets and liabilities is preliminary and is subject to change pending additional information that may come to our knowledge in the future. The preliminary adjustments to the assets acquired and liabilities assumed are as follows (in millions):

Excess of purchase price over net book value of net assets acquired	$107.9
Adjustment to goodwill related to:
Inventories	(4.6)
Property and equipment, net	(15.2)
Other intangible assets	(56.2)
Total adjustments	(76.1)
Total goodwill	$31.8

Pursuant to ASC 350, Intangibles – Goodwill and Other, goodwill is not amortized; rather, impairment tests are performed at least annually or more frequently if circumstances indicate an impairment may have occurred. If impairment exists, the goodwill is immediately written down to its fair value through a current charge to earnings. Accordingly, the goodwill arising from the Acquisition will be subject to an impairment test at least annually.

(f)

Other intangibles – Represents the pro forma adjustment to record Metal-Fab’s currently identified other intangible assets, which consist of indefinite-lived tradenames of $11.5 million, amortizable customer relationships of $38.0 million, amortizable technology and know-how of $5.3 million and amortizable restricted covenants of $1.4 million. The estimated fair values are based on preliminary appraisal valuations performed utilizing discounted incremental cash flows.

(g)

Other long-term assets – Represents the estimated impact of deferred taxes in the allocation of purchase price to acquired assets and liabilities. The estimates are based on an estimated statutory tax rate of approximately 25% and could change based on the applicable tax rates and finalization of the combined company's tax position.

(h)	Other long-term assets – Represents the pro forma adjustment to record the deferred financing fees incurred as part of the debt refinancing.

(i)

Right of use assets and liabilities - Represents the pro forma adjustment to the record the right of use asset and liability based on the present value of the future minimum lease payments at the acquisition date over the lease term based on Olympic's incremental borrowing rate.

(j)

Other accrued liabilities – Represents the pro forma adjustment of $4.8 million of payments made in connection with the Acquisition by Metal-Fab, including transaction bonuses and change in control payments triggered as a result of the Acquisition. These liabilities were not acquired and have not been considered in the Pro Forma Combined Statement of Net Income (Loss).

(k)

Credit facility revolver – Represents the pro forma adjustment to reflect debt financing necessary to complete the Acquisition. In connection with the Acquisition, the Company entered into a Sixth Amendment to Third Amended and Restated Loan and Security Agreement, which increased the availability under our existing ABL Credit Facility from $475.0 million to $625.0 million. In addition, the pro forma adjustment includes the deferred financing fees incurred as part of the amendment and certain acquisition related expenses incurred by Olympic as part of the Acquisition.

(l)	Shareholders’ equity – Represents pro forma adjustments to eliminate the historical shareholders’ equity of Metal-Fab.

(m)

Shareholders’ equity – Represents pro forma adjustments of certain acquisition related expenses incurred by Olympic as part of the Acquisition and which have therefore been reflected as a reduction to Retained earnings.

Combined Statement of Net Income (Loss) Pro Forma Adjustments:

(aa)

Metal-Fab Historical Presentation – Certain reclassifications have been made to Metal-Fab’s historical presentation in order to conform to Olympic’s historical presentation. These reclassifications had no impact on the historical income from operations reported by Metal-Fab.

(bb)

Cost of materials sold – Represents the pro forma adjustment required to amortize the fair value of Metal-Fab’s inventory. This adjustment only impacts the year ended December 31, 2022 as the acquired inventory is estimated to be sold within twelve months.

(cc)

Cost of materials sold – Represents the pro forma adjustment to Metal-Fab LIFO income recorded in 2022 as a result of the change in accounting principles from LIFO to standard cost inventory valuation. This adjustment is a one-time adjustment and only impacts the year ended December 31, 2022.

(dd)	Administrative and general – Represents the pro forma adjustment of related-party fees paid in 2022 by Metal-Fab which will not continue post acquisition.

(ee)	Administrative and general – Represents the pro forma adjustment of Acquisition-related expenses incurred by Olympic after December 31, 2022.

(ff)	Administrative and general – Represents the pro forma adjustment of retention incentives for certain Metal-Fab employees.

(gg)

Depreciation – Represents the pro forma adjustment required to reflect the depreciation expense resulting from the fair value of Metal-Fab’s property and equipment. The amount of this adjustment is based on preliminary estimates of the fair values and useful lives of the related assets.

(hh)

Amortization – Represents the pro forma adjustment required to reflect the amortization of intangible assets subject to amortization. The amount of this adjustment is based on preliminary estimates of the fair values and useful lives of the related assets.

(ii)

Interest and other expense on debt, net – Represents the pro forma adjustment to interest expense to reflect estimated interest to be paid on the additional financing incurred by Olympic to complete the Acquisition (see note (j) to the Combined Balance Sheet pro forma adjustments). The adjustment assumes that the incremental borrowings are as of January 1, 2022, the earliest unaudited pro forma Combined Statement of Net Income (Loss) presented. The interest expense was calculated based on the actual monthly interest rates in effect during 2022, which ranged from 2.15% in January 2022 to 5.05% in December 2022. The average interest rate in 2022 was 3.40%. The actual interest rate paid will be based on the agent’s base rate plus a premium ranging from 0.00% to 0.25%, or the prevailing term SOFR rates plus a premium ranging from 1.25% to 2.75%.

(jj)

Interest and other expense on debt, net – Represents the pro forma adjustment required to reflect the net incremental deferred financing fee amortization over the remaining term of the ABL Credit Facility.

(kk)

Income tax provision – Represents the pro forma tax effect of Metal-Fab’s pretax income and the above adjustments determined based on Olympic’s effective tax rate of 26.4% during 2022. The estimate could change based on changes in the applicable tax rates and finalization of the combined company’s tax position.

(ll)

Earnings per share and shares outstanding – The pro forma weighted average number of basic and diluted shares outstanding reflect Olympic’s weighted average number of basic and diluted shares of common stock outstanding for the year ended December 31, 2022. As a result of the Acquisition, Metal-Fab’s outstanding shares of capital stock are wholly owned by Olympic and thus have not been included in the pro forma weighted average number of basic and diluted shares outstanding.

The table that follows provides a reconciliation of non-GAAP measures to the most directly comparable measures prepared in accordance with GAAP.

Reconciliation of Net Income Per Diluted Share to

Adjusted Net Income Per Diluted Share

(Figures may not foot due to rounding.)

The following table reconciles adjusted net income per diluted share to the most directly comparable GAAP financial measure:

	Historical	Historical	Pro Forma	Pro Forma
	OSI	Metal-Fab	Adjustments	Combined

Net Income per diluted share	$7.87	$1.43	$(1.11)	$8.19

Exlcuding the following items
LIFO (income) expense	0.04	(0.01)	0.01	0.04
Inventory fair market value adjustment	-	-	0.13	0.13
Gain on Sale of Milan Warehouse	(0.13)	-	-	(0.13)
Related-party fees	-	0.06	(0.06)	-
Acquisition related expenses	-	-	0.16	0.16
Adjusted net incoms per diluted share (non-GAAP)	$7.77	$1.48	$(0.86)	$8.39

Reconciliation of Net Income to Adjusted EBITDA

(in thousands)

The following table reconciles Adjusted EBITDA to the most directly comparable GAAP financial measure:

	Historical	Historical	Pro Forma	Pro Forma
	OSI	Metal-Fab	Adjustments	Combined

Net Income (GAAP):	$90,931	$16,538	$(12,850)	$94,619

Exluding the following items:
Foreign exchange loss included in net income	45	-	-	45
Interest and other expense on debt	10,080	-	4,313	14,393
Income tax provision	32,691	-	1,326	34,017
Depreciation and amortization	19,738	1,629	1,737	23,104

Earnings before interest, taxes, depreciation and amortization (EBITDA)	153,485	18,167	(5,474)	166,178

LIFO (income) expense (a)	565	(108)	108	565
Inventory fair market value adjustment	-	-	2,079	2,079
Gain on Sale of Milan Warehouse	(2,083)	-	-	(2,083)
Related-party fees	-	870	(870)	-
Acquisition related expenses (b)	-	-	2,556	2,556
Adjusted EBITDA (non-GAAP)	$151,967	$18,929	$(1,601)	$169,295

(a)

LIFO (income) expense includes LIFO income recorded in Historical Metal-Fab Net Income. Post acquisition, Metal-Fab’s inventory will no longer be valued at LIFO. The adjustment to eliminate LIFO is included in the Pro Forma Adjustments Net Income. Pro Forma Combined financial information will have no LIFO (income) expense related to Metal-Fab.

(b)	Acquisition related expenses includes $0.4 million of expenses incurred before the acquisition and $2.2 million of expenses incurred after the acquisition.

In addition to financial information prepared in accordance with GAAP, this document also contains adjusted earnings per diluted share and adjusted EBITDA, which are non-GAAP financial measures. Management’s view of the Company’s performance includes adjusted earnings per share and adjusted EBITDA, and management uses these non-GAAP financial measures internally for planning and forecasting purposes and to measure the performance of the Company. We believe these non-GAAP financial measures provide useful and meaningful information to us and investors because they enhance investors’ understanding of the continuing operating performance of our business and facilitate the comparison of performance between past and future periods. These non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP. Additionally, the presentation of these measures may be different from non-GAAP financial measures used by other companies. A reconciliation of these non-GAAP measures to the most directly comparable GAAP financial measures is provided above.